Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 1 DATED JULY 13, 2016
TO THE PROSPECTUS DATED JULY 12, 2016

This document supplements, and should be read in conjunction with, our prospectus dated July 12, 2016. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to:
• disclose our daily net asset value per share for our Class A shares, Class I shares and Class T shares for the month of June 2016; and
•the distribution declared by our board of directors for our Class A, Class I shares and Class T shares for the second quarter of 2016.
Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of June 2016:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
June 1, 2016	$13.02	$13.13	$13.02
June 2, 2016	$13.02	$13.13	$13.02
June 3, 2016	$13.02	$13.14	$13.02
June 6, 2016	$13.01	$13.13	$13.01
June 7, 2016	$13.02	$13.13	$13.02
June 8, 2016	$13.03	$13.14	$13.03
June 9, 2016	$13.03	$13.15	$13.03
June 10, 2016	$13.03	$13.14	$13.03
June 13, 2016	$13.03	$13.14	$13.03
June 14, 2016	$13.03	$13.14	$13.02
June 15, 2016	$13.04	$13.15	$13.04
June 16, 2016	$13.05	$13.16	$13.05
June 17, 2016	$13.05	$13.17	$13.05
June 20, 2016	$13.08	$13.19	$13.08
June 21, 2016	$13.09	$13.21	$13.09
June 22, 2016	$13.10	$13.21	$13.10
June 23, 2016	$13.12	$13.23	$13.11
June 24, 2016	$13.11	$13.22	$13.11
June 27, 2016	$13.14	$13.26	$13.14
June 28, 2016	$13.16	$13.27	$13.16
June 29, 2016	$13.18	$13.28	$13.18
June 30, 2016	$13.18	$13.28	$13.18
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.
Distribution Declaration
Our board of directors authorized and declared daily cash distribution of $0.00181182 per share for the period commencing on July 1, 2016 and ending on September 30, 2016 for each outstanding share of Class A, Class I and Class T common stock (before adjustment for any class-specific expenses). The distribution will be distributed and paid monthly in arrears.